Exhibit 99.1

GoodRx Agrees to Acquire vitaCare, A Tech-Enabled Pharmacy Services Platform

GoodRx expands offering to pharmaceutical manufacturers while helping to improve patient access and adherence to affordable brand drugs

SANTA MONICA, Calif. March 7, 2022 — GoodRx (Nasdaq: GDRX), a leading consumer-focused digital healthcare platform, today announced it has entered into a definitive agreement to acquire vitaCare Prescription Services from TherapeuticsMD. VitaCare is a technology and services platform that helps patients navigate key access and adherence barriers for brand medications. Specifically, vitaCare helps patients understand coverage and identify available savings opportunities, and facilitates communications between providers and payors. The platform also offers a seamless path for filling a prescription, primarily through its network of third-party pharmacies. This acquisition will enable GoodRx to help more patients receive their prescriptions in an efficient, affordable, and transparent manner, and stay on their prescribed therapies as long as appropriate.

Only half of the 500 million brand prescriptions written each year are actually filled, based on IQVIA, FDA and DrFirst data. One important reason is because affordability is a huge barrier to access for many people, leading to a lack of medication adherence among patients. Of all of the prescriptions filled in the U.S. last year, CoverMyMeds found 29% of patients experienced a delay in getting their medication because of insurance processes and provider communication delays. With vitaCare, GoodRx believes it will have more tools to help facilitate the prescription process from start to finish, ensuring patients have a clear path to access and afford the brand-name therapies they need. In addition, the acquisition is expected to further strengthen GoodRx’s set of rapidly growing, high-margin Pharma Manufacturer Solutions offerings which span medication awareness, access, and adherence with unique capabilities.

“Over the past decade, GoodRx has helped millions of Americans afford generic medications, but brand medications remain too expensive for too many people,” said Doug Hirsch, co-CEO and co-founder of GoodRx. “Pharma manufacturers want to help patients find affordable options but too many consumers still face affordability challenges or complex reimbursement processes. With vitaCare, we aim to grow our reach and provide new tools for both consumers and providers to help ensure that more patients can access relevant savings programs and navigate prior authorization requirements. We’re excited about the potential to help patients from the point of prescribing through their ongoing refills to ensure they can stay healthy.”

“We couldn’t be more excited to join GoodRx and be part of a team that is working to put affordable healthcare within reach for everyone,” said John Milligan, CEO at vitaCare Prescription Services. “Consumers come to vitaCare looking for a seamless, patient-first experience that will help them get the brand medications they are prescribed. Upon joining the GoodRx team, we hope to expand our network of pharmaceutical manufacturers and put even more therapies within reach for consumers.”

GoodRx has invested in bringing affordable brand drug solutions directly to consumers. Through our Pharma Manufacturer Solutions business, GoodRx works with pharmaceutical manufacturers to boost awareness of savings programs among patients and prescribers directly on our site, improving patient access to these programs and increasing adherence to the brand medications patients need to stay healthy. With GoodRx Health, our online health information site, GoodRx offers a platform where manufacturers can reach large, high-intent audiences contextually relevant to their products. Now, with vitaCare, GoodRx plans to expand its solutions for pharmaceutical manufacturers to help increase access and adherence for patients.

GoodRx has agreed to acquire vitaCare for $150 million in cash, with an additional $7 million consideration contingent upon vitaCare’s financial performance through 2023. The transaction is expected to close in mid-2022, subject to the satisfaction of customary closing conditions. We expect the transaction to contribute under 1% to our overall revenue and reduce adjusted EBITDA margin by approximately 2% in 2022, assuming the transaction closes mid-year. We expect the business to grow in revenue and profitability in future years, but not materially impact our long-term guidance.

The company will host a live conference call and webcast today at 5:30 a.m. Pacific Time (8:30 a.m. Eastern Time) to address this acquisition.

GoodRx vitaCare Acquisition Conference Call

Date:	Monday, March 7, 2022

Time:	5:30 a.m. Pacific Time / 8:30 a.m. Eastern Time

Webcast:	https://investors.goodrx.com (live and replay)

Dial-in number:	(833) 614-1447

Approximately one hour after completion of the live call, an archived version of the webcast will be available on the Company’s investor relations website at https://investors.goodrx.com for at least 30 days.

Advisors

Locust Walk, a global life-sciences focused investment bank, served as exclusive advisor to TherapeuticsMD, the parent company of vitaCare.

About GoodRx

GoodRx is a leading consumer-focused digital healthcare platform. Our technology delivers strong savings, trusted information and access to care to make healthcare affordable and convenient for all Americans. Since 2011, we have helped consumers save over $35 billion and are one of the most downloaded medical apps over the past decade.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding the benefits of the vitaCare acquisition, the expected timing of the closing of the

vitaCare acquisition, if at all, the impact to future financial results from the vitaCare acquisition, our relationships with manufacturers and the services we provide manufacturers. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the satisfaction of the closing conditions of the vitaCare acquisition, risks associated with acquired businesses, including the ability to integrate acquired operations, products, and technologies in our business; risks associated with the Company’s acquisition strategy; failure to realize the full value of goodwill and intangible assets; restructuring risk; and the other important factors discussed under the caption “Risk Factors” in GoodRx’s Annual Report on Form 10-K for the year ended December 31, 2021, and our other filings with the SEC. These factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

Contact

Media

Lauren Casparis

lcasparis@goodrx.com

Investor

Whitney Notaro

wnotaro@goodrx.com